AMENDED AND RESTATED MULTIPLE CLASS PLAN

on behalf of

Franklin Alabama Tax-Free Income Fund

Franklin Florida Tax-Free Income Fund

Franklin Georgia Tax-Free Income Fund

Franklin Louisiana Tax-Free Income Fund

This Amended and Restated Multiple Class Plan (the “Plan”) has been adopted by a majority of the Board of Trustees (the “Board”) of FRANKLIN TAX-FREE TRUST (the “Investment Company”), including a majority of the Board members who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Investment Company, for the series named above (the “Funds”).  The Board has determined that the Plan, including the expense allocation methods among the classes, is in the best interests of each class of the Funds, each Fund and the Investment Company as a whole.  The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Funds.

1.                  Each Fund publicly offers three classes of shares, known as Class A Shares, Class C Shares and Advisor Class Shares.

2.                  Class A Shares carry a front-end sales charge ranging from 0% - 4.25%, and Class C Shares and Advisor Class Shares are not subject to any front-end sales charges.

3.                  Class A Shares are not subject to a contingent deferred sales charge (“CDSC”), except in the following limited circumstances.  On investments of $1 million or more, a CDSC of 0.75% of the lesser of the then-current net asset value or the original net asset value at the time of purchase applies to redemptions of those investments within the contingency period of 18 months from the calendar month following their purchase.  The CDSC is waived in certain circumstances, as described in the Funds’ prospectus and statement of additional information (“SAI”).

Class C Shares redeemed within 12 months of their purchase are assessed a CDSC of 1.00% on the lesser of the then-current net asset value or the original net asset value at the time of purchase.  The CDSC is waived in certain circumstances as described in the Funds’ prospectus and SAI.

Advisor Class Shares are not subject to any CDSC.

4.                  The distribution plan adopted by the Investment Company pursuant to Rule 12b-1 under the 1940 Act (the “Rule 12b-1 Plan”) associated with the Class A Shares may be used to reimburse Franklin Templeton Distributors, Inc. Distributors”) or others for expenses incurred in the promotion and distribution of the Class A Shares, as well as for shareholder services provided for existing shareholders of Class A Shares of the Funds.  Such distribution expenses and shareholder services expenses (as set forth in each Fund’s Class A Shares Rule 12b-1 Plan) may be paid only pursuant to the terms of each Fund’s Class A Shares Rule 12b-1 Plan.

The Rule 12b-1 Plan associated with the Class C Shares has two components.  The first component is a service fee, to be paid to Distributors for payments to dealers or others, or to be paid directly to others, for furnishing personal services and maintaining shareholder or beneficial owner accounts.  The second component is an asset-based sales charge to be to Distributors as compensation for Distributors’ distribution-related services including compensation for amounts advanced to securities dealers or their firms or others selling Class C Shares.  In addition, Distributors may use such monies to assist in the distribution and promotion of Class C Shares.  Such service and distribution fees and expenses (as set forth in the Funds’ Class C Shares Rule 12b-1 Plan) may be paid only pursuant to the terms of the Funds’ Class C Shares Rule 12b-1 Plan.

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The Rule 12b-1 Plans for the Class A and Class C Shares shall operate in accordance with the Conduct Rules of the Financial Industry Regulatory Authority, or any successor thereto.

No Rule 12b-1 Plan has been adopted on behalf of Advisor Class Shares and, therefore, Advisor Class Shares shall not be subject to deductions relating to Rule 12b-1 fees.

5.                  All fees and expenses incurred by each Fund, other than Rule 12b-1 fees are Fund-wide Expenses (as that term is defined in Rule 18f-3 under the 1940 Act).  For purposes of the expense allocation, the specific fees or expenses incurred under a particular Rule 12b-1 Plan include any fees or expenses directly associated with such Rule 12b-1 Plan, including proxy preparation and solicitation expenses or similar expenses related to any shareholder vote related thereto.

6.                  The only difference in expenses among the Classes shall relate to differences in Rule 12b-1 Plan expenses, as described in the applicable Rule 12b-1 Plans; however, to the extent that the Rule 12b-1 Plan expenses of one class are the same as the Rule 12b-1 Plan expenses of another class, such classes shall be subject to the same expenses.

7.                  There shall be no conversion features associated with the Class A, Class C and Advisor Class Shares.

8.                  Shares of Class A, Class C and Advisor Class may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund’s prospectus and SAI, as may be amended from time to time, to the extent permitted by the 1940 Act, and the rules and regulations adopted thereunder.

9.                  Each class will vote separately with respect to any Rule 12b-1 Plan related to, or which now or in the future may affect, that class.

10.              All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the independent Board members.

11.              I, Karen L. Skidmore, Vice President and Secretary of the Investment Company, do hereby certify that this Amended and Restated Multiple Class Plan was adopted on behalf of the Franklin Alabama Tax-Free Income Fund, Franklin Florida Tax-Free Income Fund, Franklin Georgia Tax-Free Income Fund and Franklin Louisiana Tax-Free Income Fund, by a majority of the Board members of the Investment Company, including a majority of the independent Board members, on July 13, 2016.

/s/ Karen L. Skidmore

Karen L. Skidmore

Vice President & Secretary

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